Item 99.1 Press Release of Gilman + Ciocia, Inc. dated October 19, 2006.

For:
Gilman + Ciocia, Inc.
11 Raymond Avenue
Poughkeepsie, New York 12603
Contact:
Michael Ryan
(845) 471-8600

GILMAN + CIOCIA APPOINTS JOHN LEVY AND ALLAN PAGE TO BOARD OF DIRECTORS

October 19, 2006 Poughkeepsie, New York - Gilman + Ciocia, Inc. (GTAX.PK) today announced that the Company has appointed John F. Levy and Allan R. Page to its Board of Directors. The additions increase the total number of Board members to seven and the number of independent Board members to three.

Michael Ryan, President and CEO of Gilman + Ciocia, said, "We are pleased to welcome John Levy and Allan Page to our Board of Directors and look forward to their positive contributions. John and Allan have sound qualifications, experience and business expertise which will be extremely valuable to the Company".

Since May 2005, John F. Levy has been the Chief Executive Officer of Board Advisory Services, a consulting firm that advises public and private companies in the areas of corporate governance, corporate compliance, financial reporting and financial strategies. Mr. Levy has been a Director of the Take-Two Interactive Software, Inc. and Chair of its Audit Committee since March 2006. Mr. Levy is qualified as a financial expert under applicable rules of the Securities and Exchange Commission.

Mr. Levy has over 28 years of progressive financial, accounting and business experience, including having served as chief financial officer of both public and private companies for over 13 years. Prior to forming Board Advisory Services, Mr. Levy was Vice Chairman and Chief Financial Officer of MediaBay, Inc. While at MediaBay, the company completed six acquisitions and raised over $150 million.

Mr. Levy is a certified public accountant with nine years of experience with the national public accounting firms of Ernst & Young, Laventhol & Horwath and Grant Thornton. Mr. Levy is a graduate of the Wharton School of the University of Pennsylvania and received his MBA from St. Joseph's University.

Mr. Levy will chair the Board Audit Committee and a special finance committee formed to explore re-financing alternatives.

Allan R. Page is President and CEO of A. Page & Associates LLC, a management-consultancy he founded in 2002. A. Page & Associates specializes in providing advisory and business services to energy companies, or in general to a variety of organizations on energy related issues. He works directly with CEOs, business owners, developers, attorneys, environmentalists, and marketing companies to address their business needs. The work focuses on improving productivity, reducing costs, strategic planning, implementing existing strategic plans, and other areas that directly impact profitability.

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Prior to founding A. Page & Associates, Mr. Page spent 32 years with the CH
Energy Group and its predecessor organization Central Hudson Gas and Electric, where he held positions in engineering, operations, customer service, and corporate services. In 1984 Mr. Page was elected an officer of Central Hudson and held various executive level positions in the CH Energy Group or its affiliates including President and CEO.

Mr. Page holds Bachelor of Science degrees in engineering and physics from Union College in Schenectady, New York. He holds a Masters Degree in Industrial Administration also from Union and is a licensed Professional Engineer in the State of New York. Mr. Page will be a member of the Board Audit Committee.

About Gilman + Ciocia

Gilman + Ciocia, Inc. is a publicly traded company which combines financial planning and tax preparation services for clients predominantly in the middle and upper income tax brackets. The Company augments its tax preparation services by offering financial planning services including securities brokerage, insurance and mortgage agency services. Gilman + Ciocia is headquartered in Poughkeepsie, New York, and has thirty-five offices in five states.

Certain statements made in this news release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements regarding the contributions of Messrs. Levy and Page to Gilman + Ciocia. These forward-looking statements are neither promises nor guarantees, but involve risks, factors and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that may cause such differences include, but are not limited to: the Company's ability to execute on its business plan, the ability of Company personnel to prepare and file amended reports promptly, and the risk factors discussed in Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Commission.